EXHIBIT 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (this “Agreement”) is entered into and shall be effective as of December 19, 2006 (the “Amended Agreement Effective Date”), by and among FGX International Inc., a Delaware corporation (the “Company”), Alec Taylor, a resident of the State of Rhode Island (the “Executive”) and solely with respect to Sections 3, 4(c), 24 and 30 of this Agreement, FGX International Holdings Limited, a British Virgin Islands Corporation (“FGX Holdings”).
INTRODUCTION
     The Company and the Executive are parties to a certain Employment Agreement dated October 19, 2005 (the “Original Agreement”). The Company, the Executive and FGX Holdings desire to amend and restate the Original Agreement to modify certain of the terms and conditions set forth therein.
AGREEMENT
     In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Employment. The Company hereby agrees to continue to employ the Executive to serve in the capacities described herein, and the Executive agrees to continue such employment and continue performing such services, upon the terms and subject to the conditions set forth in this Agreement.
     2. Employment Period. The Executive’s employment by the Company under this Agreement originally commenced on October 19, 2005 (the “Original Effective Date”) and shall expire on the close of business on the three (3) year anniversary of such Original Effective Date unless terminated prior thereto in accordance with the terms of this Agreement (such period being referred to herein as the “Initial Employment Period”). At least ninety (90) days prior to the natural expiration of the Initial Employment Period and ninety (90) days prior to each one year anniversary thereof (each such period being referred to as a “Renewal Employment Period”), if applicable, the Company shall give the Executive written notice of whether the Company will be seeking a one year extension of the then applicable Initial Employment Period or Renewal Employment Period, as the case may be. Unless such notice indicates that there will be no extension or in the event no notice is given, the Initial Employment Period or the Renewal Employment Period, as the case may be, shall be automatically extended for successive one year periods unless and until terminated by Executive or the Company in accordance with the terms of this Agreement. For purposes of this Agreement, (a) the “Expiration Date” shall mean the last day of the Initial Employment Period, or if the term of this Agreement shall be extended by the Company in accordance herewith, the last day of the final Renewal Employment Period, and (b) the “Employment Period” shall mean the period beginning on the Original Effective Date and ending on the sooner of the Expiration Date or the termination of the Executive’s employment hereunder for any reason.

     3. Duties and Responsibilities. During the Employment Period, the Executive shall serve as the Chief Executive Officer of FGX Holdings and each of its subsidiaries. The Executive shall report to the Board of Directors of FGX Holdings (the “Board”) and shall perform such duties and have such responsibilities and authority as are typically afforded a chief executive officer and as may otherwise reasonably be assigned and delegated to him from time to time by the Board. The Executive shall serve as a member of the Board during that portion of the Employment Period during which FGX Holdings remains a privately held company. FGX Holdings shall use best efforts if FGX Holdings shall become publicly held at any time during the Employment Period to maintain the Executive on the Board at each stockholders meeting held during his period of service as the Chief Executive Officer of FGX Holdings at which his election to the Board is submitted to a vote of stockholders. The Executive shall at all times perform his duties and responsibilities honestly, diligently, in good faith and to the best of his ability. The Executive shall observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental or regulatory authorities from time to time. The Executive’s employment by the Company shall be full-time and exclusive and the Executive agrees that he will devote his full business time, attention and energies to the performance of his obligations hereunder. Notwithstanding anything to the contrary set forth herein, the Executive shall be permitted during the Employment Period to (a) engage in charitable and civic activities, (b) serve as a member of the board of directors of not more than two additional for profit corporations and (c) manage his personal passive investments, provided (i) such personal passive investments are not in a company or companies which engage in any business which is similar to or competitive with the business which the Company or any of its affiliates are engaged in or are then planning to engage in, (ii) such investments represent the beneficial ownership of less than two percent (2%) of any class of equity securities of any corporation having a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, which are publicly owned and regularly traded on any national securities exchange or over-the-counter market, and (iii) neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations or otherwise takes part in its business other than exercising his right as a shareholder, and in the case of (a), (b) and (c), such activities do not individually or in the aggregate interfere with the performance of the Executive’s duties and responsibilities under this Agreement. The Executive shall be based at the Company’s headquarters in Smithfield, Rhode Island, subject to such travel to other geographic locations as may be necessary to fulfill his obligations under this Agreement.
     4. Compensation. As compensation for his services hereunder and in consideration of the covenants set forth in Sections 9 through and including 15 below, the Company shall pay to the Executive the following compensation:
          (a) Base Salary. The Company shall pay to the Executive an annual base salary (the “Base Salary”) of Four Hundred Fifty Thousand Dollars ($450,000) per year during the Employment Period. Notwithstanding the foregoing, effective as of the first anniversary of the Original Effective Date, the annual Base Salary payable to the Executive shall be increased to Four Hundred Seventy Five Thousand Dollars ($475,000). The Base Salary shall be subject to annual review by the Board (or the Compensation Committee thereof) and may be increased from time to time during the Employment Period in the sole discretion of the Board (or the

Compensation Committee thereof). The Base Salary shall be payable in accordance with the Company’s customary payroll practices and procedures and shall be prorated for any partial period during the Employment Period.
     (b) Bonus. In addition to the Base Salary, the Executive shall be eligible to receive an annual cash bonus on account of services rendered by him during each calendar year during the Employment Period. In the event that the Company meets or exceeds the annual budget for EBITDA, net income or other metric established by the Board to quantify the Company’s performance for any calendar year during the Employment Period (as such budget may be amended or modified in the sole discretion of the Board during any calendar year to take into account any acquisitions, divestitures or non-recurring items any other fundamental corporate transactions or changes, the “Annual Budget”), the Executive shall be entitled to receive, in addition to the Base Salary, a bonus equal to fifty percent (50%) of the Base Salary paid to the Executive on account of such calendar year (the “Base Bonus”). In the event that the Company exceeds the Annual Budget for any calendar year during the Employment Period, the Executive shall be entitled to receive, in addition to the Base Salary and the Base Bonus, an additional bonus to be determined by the Board (or the Compensation Committee thereof) in an amount of up to fifty percent (50%) of the Base Salary paid to the Executive on account of such calendar year (the “Additional Bonus”, and together with the Base Bonus, the “Bonus”). Any Bonus payable to the Executive on account of any calendar year shall be paid to the Executive on or before the later of (i) March 15 of the year following the year for which the Bonus was earned and (ii) the date on which the Board has been able to determine within a reasonable degree of certainty that the Annual Budget has been met or exceeded and the amount of the Bonus due Executive.
     (c) Stock Options. As of December 15, 2005, the Executive was granted options (the “Options”) to purchase 3.299985 Ordinary Shares (as defined below) of FGX Holdings at an exercise price of $2,453,728 per share under FGX Holdings’ 2004 Stock Option Plan (the “Stock Option Plan”), 1.979991 of which (the “Time-Based Options”) was granted pursuant to the Time-Based Option Agreement attached hereto as Exhibit A and 1.319994 of which (the “Event-Based Options”) was granted pursuant to the Event-Based Option Agreement attached hereto as Exhibit B (such agreements being referred to herein as the “Stock Option Agreements”). Each ordinary share of FGX Holdings, par value $1.00 per share, is herein referred to as an “Ordinary Share” and each Ordinary Share acquired by the Executive upon exercise of the Options is herein referred to as an “Option Share.” The Executive acknowledges and agrees that the Options were and shall continue to be subject to the terms and conditions set forth in (and the number of shares and exercise price shall be subject to adjustment as set forth in) the Stock Option Plan, the Stock Option Agreements and the terms of this Agreement. One-third (1/3) of the Time-Based Options vested and became exercisable on the first anniversary of the Original Effective Date, one-third (1/3) of the Time-Based Options shall vest and become exercisable on the second anniversary of the Original Effective Date and one-third (1/3) of the Time-Based Options shall vest and become exercisable on the third anniversary of the Original Effective Date. The Event-Based Options shall vest and be exercisable, one-half (1/2) following the IPO and upon FGX Holdings having a market capitalization for thirty (30) consecutive trading days equal to or greater than nine hundred million dollars ($900,000,000) and one-half (1/2) following the IPO and upon FGX Holdings having a market capitalization for thirty (30) consecutive trading days equal to or greater than one billion two hundred million dollars ($1,200,000,000). For purposes of this Section, (i) “IPO” shall mean the completion of a bona fide underwritten sale to the public of ordinary shares of FGX Holdings pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of FGX Holdings) that is declared effective by the Securities and Exchange Commission and (ii) the “market capitalization” of FGX Holdings as of any date shall equal the product of the total number of issued and outstanding Ordinary Shares of FGX Holdings as of such date, times the closing price of such Ordinary Shares on the principal exchange on which such Ordinary Shares are traded on such date.
     (d) Withholding and Deductions. The Company shall deduct and withhold from any compensation payable to the Executive under this Agreement any and all applicable Federal, state and local income and employment taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.
     5. Other Benefits.
          (a) Insurance and Other Fringe Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee benefit plans and programs (including, without limitation, medical (including individual and family coverage), disability and life insurance plans and programs) that the Company establishes and makes generally available from time to time to its other senior executives, subject, however to the applicable eligibility requirements and other provisions of such plans and programs (including, without limitation, requirements as to tenure, salary, age and health). The Executive shall also be entitled to receive such fringe benefits and prerequisites as may be generally provided by the Company from time to time to its senior executives, in accordance with the policies of the Company in effect from time to time, or as may be granted by the Board.
          (b) Paid Time Off. During the Employment Period, Executive shall be entitled to an annual period of paid time off of such duration as may be determined by the Board (or the Compensation Committee thereof), but not less than that generally established for other senior executives of the Company and in no event less than four (4) weeks, to be taken at such times as shall not interfere with the Executive’s fulfillment of his duties hereunder. During the Employment Period, the Executive shall also be entitled to as many holidays, sick days and personal days as are generally provided by the Company from time to time to its employees in accordance with the Company’s policies as in effect from time to time.
          (c) Automobile Allowance. During the Employment Period, the Company shall provide Executive with a monthly automobile allowance in the amount of One Thousand Dollars ($1,000) per month.
          (d) Reimbursement of Other Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary travel, entertainment and other expenses incurred by him in connection with the performance of his duties hereunder in accordance with the policies and procedures of the Company as in effect from time to time; provided, that (a)

such expenditure is of a nature deductible under Section 162 of the U.S. Internal Revenue Code (the “Code”) on the Federal income tax return of the Company as a business expense and not deductible as compensation to the Executive, and (b) the Executive provides the Company with such documentary evidence as shall be required by the Code or any regulation promulgated there under for the substantiation of such expenditure as a deductible business expense of the Company and not as deductible compensation to the Executive.
     6. Termination. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto shall have the right, in addition to any other rights and remedies which they may have, to terminate this Agreement and the Executive’s employment hereunder as follows:
          (a) For Cause. The Company shall have the right, in addition to any other rights and remedies which it may have, to immediately terminate this Agreement and the Executive’s employment with the Company hereunder by delivery of written notice to the Executive for “Cause”. For purposes of this Agreement, “Cause” shall mean (i) the failure or refusal of the Executive to perform any duties and responsibilities set forth in or delegated to him pursuant to this Agreement and such failure or refusal is not cured to the reasonable satisfaction of the Board within thirty (30) days after written notice thereof is delivered to the Executive by the Company; (ii) any act by the Executive of fraud or dishonesty, misappropriation or embezzlement or gross negligence or willful misconduct in connection with the performance of the Executive’s duties hereunder or which otherwise materially adversely affects the Company; (iii) a breach by the Executive of any provision hereof or of any material contractual or legal duty to the Company, and non-compliance with the written policies, guidelines and procedures of the Company, and such breach or non-compliance is not cured to the reasonable satisfaction of the Board within thirty (30) days after written notice thereof is delivered to the Executive by the Company in the event that such breach or non-compliance was not willful; (iv) the conviction of the Executive of the commission of a felony or a crime involving moral turpitude or any other crime punishable by incarceration (including pleading guilty or no contest to such crime or a lesser crime which results from plea bargaining), whether or not such felony, crime or lesser offense was committed in connection with the business of the Company; (v) habitual drunkenness or substance abuse by the Executive or (vi) any act of the Executive which could be reasonably expected to injure materially the reputation, business or business relationships of the Company and its affiliates.
          (b) Death. This Agreement shall automatically terminate in the event of the Executive’s death without notice by or to either party.
          (c) Disability. The Company shall have the right to terminate this Agreement and the Executive’s employment with the Company hereunder by written notice to the Executive in the event that the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental disability (from any cause or causes whatsoever) in substantially the manner and to the extent required of him hereunder prior to the commencement of such disability and the Executive shall fail to perform such duties for periods aggregating ninety (90) days, whether or not continuous, in any continuous three hundred sixty (360) day period (“Disability”).

          (d) Without Cause. The Company shall have the right to terminate this Agreement and the Executive’s employment with the Company at any time without Cause on thirty (30) days prior written notice to the Executive.
          (e) Mutual Agreement. The parties may terminate the Executive’s employment with the Company hereunder upon their mutual written consent.
          (f) Good Reason. The Executive shall have the right to terminate this Agreement and his employment with the Company hereunder by delivery of written notice to the Company upon Good Reason. For purposes of this Agreement, “Good Reason” means: (i) a change in the Executive’s principal office to a location outside a fifty (50) mile radius of the Executive’s principal office referenced in paragraph 3 above without the prior written consent of the Executive; (ii) a material breach of the Agreement by the Company and such breach is not cured to the reasonable satisfaction of the Executive within thirty (30) days after written notice thereof is delivered to the Board; (iii) a reduction in the Executive’s Base Salary during the Employment Period other than in connection with an across-the board salary reduction for the Company’s senior management team approved by the Board (or the Compensation Committee thereof), provided that the Executive shall have received prior written notice of such reduction or (iv) any representation or warranty of the Company or FGX Holdings contained in Section 30 below shall have been false in any material respect when and as made.
     7. Payments Upon Termination.
          (a) Termination For Cause or Termination Without Good Reason. In the event that the Company shall terminate this Agreement and the Executive’s employment with the Company under Section 6 (a), (b), (c) or (e) of this Agreement or the Executive shall terminate this Agreement and the Executive’s employment with the Company without Good Reason, then:
               i) the Company shall pay to the Executive (or his heirs and/or personal representatives) his then current Base Salary earned through the date of termination;
               ii) the Company shall pay any accrued but unpaid automobile allowance to which the Executive is entitled under Section 5(c) of this Agreement and reimburse the Executive for any other expenses to which the Executive is entitled to reimbursement under Section 5(d) of this Agreement; and
               iii) subject to the satisfaction of the obligations enumerated in the immediately preceding paragraphs (i) and (ii), the Company shall have no further obligation to the Executive.
          (b) Termination Without Cause and Termination With Good Reason. In the event that the Company shall terminate this Agreement and the Executive’s employment with the Company without Cause or the Executive shall terminate this Agreement and the Executive’s employment with the Company for Good Reason, then:
               i) the Company shall pay to the Executive his then current Base Salary earned through the date of termination;

               ii) the Company shall pay any accrued but unpaid automobile allowance to which the Executive is entitled under Section 5(c) of this Agreement and reimburse the Executive for any other expenses to which the Executive is entitled to reimbursement under Section 5(d) of this Agreement;
               iii) commencing on the date of termination of employment, the Company shall provide Executive with a severance package for a period of eighteen (18) months (the “Severance Period”) which shall consist of (i) payment during the Severance Period on the first business day of each month of an amount equal to one-twelfth of Executive’s then current Base Salary under Section 4(a) hereof; (ii) payment during the Severance Period on the first business day of each month of an amount equal to one twelfth of the greater of (X) the Bonus received by Executive for the previous calendar year and (Y) the Base Bonus to be received by Executive for the current calendar year, assuming for purposes of this section that the Company has realized the Annual Budget for such current calendar year or is on track to achieve the Annual Budget for such current calendar year through seven months of such calendar year; and (iii) continuation of all benefits under Section 5(a) hereof; provided, however, that the amount of any severance payments hereunder shall be reduced by the amount of income otherwise earned by Executive during the Severance Period following termination (other than unearned income and income earned on account of service on the board of directors of one or more companies), and provided, further that benefits under Section 5(a) shall be discontinued as of the date on which Executive is provided comparable benefits from any other source. If requested by the Company, Executive shall make available to the Company forms W-2, 1099 or other evidences of compensation or income received from other sources during the Severance Period.
               iv) Notwithstanding anything to the contrary contained in the Stock Option Agreements or any shareholders agreement contemplated thereby, (a) the Company shall have the right to purchase any Option Shares owned by the Executive on the date of termination or any Option Shares thereafter acquired by the Executive, and (b) the Executive shall have the right to cause the Company to purchase any Option Shares owned by the Executive on the date of termination or any Option Shares thereafter acquired by the Executive, in either case, (a) at a purchase price equal to the fair market value of such Option Shares without giving effect to any discount attributable to such shares being subject to a shareholders agreement, (b) payable at the option of the Company in cash or delivery of a promissory note payable in equal monthly installments over the twenty-four months following the date of termination and bearing interest at five percent (5%) per annum.
               v) As a condition precedent to receiving any severance payment, Executive shall execute a general release reasonably satisfactory to the Company of any and all claims which Executive or his heirs, executors, agents or assigns might have against the Company, its subsidiaries, affiliates, successors, assigns and its past, present and future Executives, officers, directors, agents and attorneys, except for claims arising under this Agreement or any Executive benefit plan (other than any Executive benefit plan providing a benefit in the nature of a severance benefit) in which Executive participates or for any right to indemnification to which Executive may be entitled as an officer and director of the Company.

               vi) All payments made by the Company under this Section shall be net of any tax or other amounts required to be withheld by the Company under Section 4(d) of this Agreement.
          (c) Certain Reduction of Payments by the Company.
               i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code, and thus would result in the Executive incurring an excise tax under Section 4999 of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount, but only if and to the extent that the after-tax value to the Executive of reduced Agreement Payments would exceed the after-tax value to the Executive of the Agreement Payments received by the Executive without application of such reduction. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments’ which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 7(c), present value shall be determined in accordance with Section 280G(d)(4) of the Code. Thus, for illustrative purposes only, if the Executive’s average W-2 compensation for the 5 years prior to the year in which a change in control occurs (the “Base Amount”) was $500,000, and the value of the payments and benefits that are contingent upon the change in control (the “Parachute Payments”) was $1,510,000, the Executive would have an excess parachute payment within the meaning of Section 280G(b) of the Code since the value of the Parachute Payments ($1,510,000) would be greater than 3 times the Executive’s Base Amount ($1,500,000). The amount of the excess parachute payment would be $1,010,000 (the amount by which the value of the Parachute Payments exceeds 1 times the Base Amount), and if the aggregate amount of the Parachute Payments was not reduced, the Executive would incur an excise tax under Section 4999 of the Code equal to 20% of the excess parachute payment (or $202,000). This excess parachute payment could be avoided if instead, the value of the Parachute Payments was reduced by $10,001 to $1,499,999 (since the value of the Parachute Payments then would be less than 3 times the Base Amount). Since the Executive would receive a greater after tax amount, under the foregoing example, if his Parachute Payments were reduced by $10,001 (to $1,499,999) than he would if his Parachute Payments were not reduced and the Executive incurred a $202,000 excise tax (reducing his Parachute Payments to $1,308,000) on the excess parachute payment, the Executive’s Parachute Payments would be reduced under this provision to $1,499,999 (by $10,001) to avoid any excess parachute payments.

               ii) All determinations required to be made under this Section 7(c) shall be made by the Company’s accountants for the Company’s last fiscal year or, at the mutual agreement of the Executive and the Company, any other nationally or regionally recognized firm of independent public accountants (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within twenty (20) business days of the date of termination or such earlier time as is requested by the Company and an opinion to the Executive that he has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 7(c), provided that, if the Executive does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 7(c) and shall notify the Executive promptly of such election. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement. All fees and expenses of the Accounting Firm incurred in connection with the determinations contemplated by this Section 7(c) shall be borne by the Company.
               iii) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company which should not have been made (“Overpayment”) or that additional Payments which will not have been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
     8. Change in Control.
          (a) If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason within six (6) months before and in anticipation of, or twelve (12) months after, a Change in Control (as defined in Paragraph (b) of this Section 8), Executive shall be entitled to receive a supplemental bonus payment (the “Change in Control Payment”) from the Company equal to one (1) times the sum of the Executive’s then current Base Salary and Bonus (assuming for purposes of calculating such amount that the percentage of

Base Salary payable as a Bonus to Executive on account of the year of termination will be the same percentage of Base Salary paid as a Bonus to the Executive on account of the immediately preceding year) under the Company’s Executive Incentive Compensation Plan for the year of termination. The Change in Control Payment shall be paid to the Executive within fifteen (15) days after: (i) the Change in Control if the Executive’s employment was terminated within six (6) months before the Change in Control; or (ii) the termination of the Executive’s employment by the Company if the Executive’s employment terminates within twelve (12) months after the Change in Control. The Executive shall also be entitled to continuation of all benefits under Section 5(a) hereof, ending on the earlier of (x) the one year anniversary of the termination date and (y) the date on which the Executive is provided comparable benefits from any other source. In addition, all stock options, including the Options, held by the Executive shall vest and become immediately exercisable. If the Executive is entitled to a Change in Control Payment, the Executive shall not have any rights to receive any severance payments or benefits pursuant to Section 7(b) hereof. If the Executive’s employment by the Company terminates within six (6) months prior to the Change in Control and the Executive received severance payments pursuant to Section 7(b) hereof, any amounts so paid by the Company to the Executive shall be deducted from any Change in Control Payment otherwise payable to Executive pursuant to this Section 8(a).
          (b) A “Change in Control” will be deemed to have occurred if (i) a Takeover Transaction occurs, or (ii) any election of directors of FGX Holdings takes place (whether by the directors then in office or by the stockholders at a meeting or by written consent) and a majority of the directors in the office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors immediately preceding such election, or (iii) FGX Holdings effectuates a complete liquidation of FGX Holdings or a sale or disposition of all or substantially all of its assets. A “Change in Control” shall not be deemed to include, the recapitalization of FGX Holdings or any transactions related thereto, consummated on or prior to the Amended Agreement Effective Date.
          (c) A “Takeover Transaction” shall mean (i) a merger or consolidation of FGX Holdings with, or an acquisition of FGX Holdings or all or substantially all of either of its assets by, any other corporation, other than a merger, consolidation or acquisition in which the individuals who were members of the Board of Directors of FGX Holdings immediately prior to such transaction continue to constitute a majority of the Board of Directors of the surviving corporation (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors of the holding company) for a period of not less than twelve (12) months following the closing of such transaction, or (ii) when any person, including any “group” as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes after the date hereof the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of FGX Holdings representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of FGX Holdings, as applicable, excluding (i) any person that is excluded from the definition of “beneficial owner” under Rule 16(a)-1(a)(1) under the Exchange Act and (ii) any person (including any such group) that consists of or is controlled by (within the meaning of the definition of “affiliate” in Rule 144 under the Securities Act of 1933, as amended (an “Affiliate”)) any person that is a shareholder of FGX Holdings on the Amended Agreement Effective Date or any Affiliate of such person.

     9. Confidential Information. The Executive recognizes and acknowledges that he will have access to Confidential Information (as defined below) and that such Confidential Information constitutes special, unique and valuable property of the Company. The Executive acknowledges that the Confidential Information is and shall remain the exclusive property of the Company. The Executive agrees that he will not at any time during the Employment Period or thereafter, without the prior written consent of the Company, utilize such Confidential Information for his own benefit, for the benefit of any third party or to the detriment of the Company, or disclose such Confidential Information to anyone outside the Company other than as shall be necessary in connection with the performance of his obligations hereunder. The Executive agrees that the foregoing restrictions shall apply whether or not such information is marked “Confidential”. For purposes of this Agreement, the term “Confidential Information” shall mean any confidential, proprietary or non-public information, whether written or oral, tangible or intangible, of or concerning the Company and its affiliates and parties with whom the Company and its affiliates do business, and shall include, without limitation, scientific, trade and engineering secrets, “know-how”, formulas, secret processes, drawings, specifications, engineering, hardware configuration information, works of authorship, machines, inventions, concepts, computer programs (including documentation of such programs), images, text, source code, object code, html code, scripts, flow charts, routines, compilers, assemblers, designs and all modifications, enhancements and options thereto, services, materials, patent applications, new product and other plans, technical information, technical improvements, manufacturing techniques, specifications, manufacturing and test data, progress reports and research projects, business plans, prospects, financial information, information about costs, profits, markets, sales, customers and suppliers, procurement and promotional information, credit and financial data concerning customers or suppliers, information relating to the management, operation and planning of the Company and its affiliates and plans for future development and other information of a similar nature to the extent not available to the public. The Company acknowledges that for purposes of this Agreement, the term “Confidential Information” shall not include information which (i) was demonstrably known to the Executive prior to the earlier of the Original Effective Date or the date of the Executive’s first day of employment with the Company, (ii) is learned by the Executive from a third party who is not under an obligation of confidence to the Company, its affiliates or parties with whom the Company does business or, (iii) becomes generally available to the public other than by breach of this provision. In the event that the Executive becomes legally required (whether by deposition, interrogatories, requests for information or documents, subpoenas, civil investigative demands and similar processes) to disclose any Confidential Information, he will provide the Company with prompt notice thereof so that the Company and its affiliates may seek a protective order or other appropriate remedy and the Executive will cooperate with and assist the Company and its affiliates in securing such protective order or other remedy. In the event that such protective order is not obtained, or that the Company waives compliance with the provisions of this Section to permit a particular disclosure, the Executive shall furnish only that portion of the Confidential Information which he is advised by counsel in writing is legally required to be disclosed and shall exercise his reasonable best efforts to obtain reliable assurances that confidential treatment will be afforded the Confidential Information. The Executive further agrees that all memoranda, disks, files, notes, records or other documents which contain Confidential Information, whether in electronic form or hard copy, and whether created by the Executive or others, which come into his possession, shall be and remain the exclusive property of the Company to be used by the

Executive only in the performance of his obligations hereunder. The Executive also agrees to execute such confidentiality agreements that the Company may adopt from time to time as a standard form to be executed by employees and/or executives of the Company. Nothing in this Agreement shall limit the Company’s statutory or common law rights in the protection of the Company’s trade secrets.
     10. Return of Documents and Property. Upon the termination of the Executive’s employment with the Company or at any other time upon the request of the Company, the Executive (or his heirs or personal representatives) (a) shall deliver to the Company all memoranda, disks, files, notes, records or other documents which contain or are based upon Confidential Information and shall not retain any copies thereof in any format or storage medium (including computer disk or memory) and (b) purge from any computer system in his possession other than those owned by and returned to the Company, all computer files which contain or are based upon any Confidential Information and confirm such purging in writing to the Company.
     11. Non-Competition. The Executive acknowledges that (a) the Company engages in a competitive business, (b) the Executive’s services and responsibilities are unique in character and are of particular significance to the Company, (c) the Executive’s position with the Company will place him in a position of confidence and trust with the customers, suppliers and Executives of the Company, and (d) the Executive’s position with the Company will provide him access to Confidential Information which is valuable and material to the business and competitive position to the Company. The Executive therefore agrees that during the Executive’s employment with the Company and for a period of eighteen (18) months after the termination of Executive’s employment for any reason (the “Non-Compete Period”), he will not (other than as a director, Executive, agent or consultant of the Company), directly or indirectly, as an individual proprietor, partner, shareholder, member, officer, director, Executive, consultant, independent contractor, joint venturer, investor or lender, participate in any business or enterprise engaged anywhere in the United States or any other country in which the Company’s products have during the Employment Period been marketed or sold in the business of designing and marketing of sunglasses, reading glasses, optical frames or fashion jewelry, or any business similar to or competitive with the business which the Company or any of its subsidiaries engaged in the same trade or business were providing, in either case, at any time while the Executive was employed by the Company, unless the Executive shall have obtained the prior written consent of the Board, provided, that the foregoing restrictions shall not be construed to prohibit the ownership by the Executive of not more than two percent (2%) of any class of equity securities of any corporation having a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, which are publicly owned and regularly traded on any national securities exchange or over-the-counter market if such ownership represents a personal investment and neither the Executive nor any group of persons including the Executive either directly or indirectly in any way manages or exercises control of any such corporation, guarantees any of its financial obligations or otherwise takes part in its business other than exercising his right as a shareholder or seeks to do any of the foregoing. Executive agrees that because of the nature of the Company’s business, the nature of the Executive’s job responsibilities, and the nature of the Confidential Information and trade secrets of the Company which the Company will give Executive access to, any breach of this paragraph by Executive would result in the inevitable disclosure of the Company’s trade secrets and Confidential Information to its direct competitors.

     12. Non-Solicitation. During the Non-Compete Period, the Executive agrees not to, directly or indirectly, whether for his own account or for the account of any other individual or entity, (a) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee of or consultant to the Company or any of its affiliates at any time during the preceding twelve (12) month period, to terminate his or her employment relationship with the Company, or interfere in any other way with the employment or other relationship of any employee of or consultant to the Company or any of its affiliates or (b) solicit any customer or vendor of the Company, induce any of the Company’s customers or vendors to terminate its existing business relationship with the Company or interfere in any other manner with any existing business relationship between the Company and any customer, vendor or third party.
     13. Non-Disparagement. The Executive agrees that at all times during and after the Employment Period, the Executive will not engage in any conduct that is injurious to the reputation or interests of the Company or its affiliates, including, but not limited to, making disparaging comments (or inducing or encouraging others to make disparaging comments) about the Company or any of its affiliates, or any of their respective directors, officers, employees or agents, or their respective operations, financial condition, prospects, products or services.
     14. Intellectual Property. The Executive agrees that he shall make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software and works of authorship, whether or not patentable or copyrightable, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during the Employment Period or within one (1) year thereafter (whether or not during normal working hours, on the premises of the Company or using Company equipment or Confidential Information), which relate to the present or planned business or research and development of the Company (all of which are collectively referred to as “Developments”). All right, title and interest in the Developments, whether or not used by the Company, shall, from the inception of development, be exclusively and perpetually the property of the Company, free of any claim whatsoever by the Executive or any third party deriving any rights from the Executive. All such Developments shall be deemed “works made for hire” within the meaning of the U.S. Copyright Act and any other applicable U.S. or foreign laws relating to intellectual property, and the Executive understands and acknowledges that the Company shall own all right, title and interest in and to the Developments, including without limitation, copyright, patent and trademark rights, throughout the world. To the extent that any Developments shall not be deemed “works made for hire,” the Executive hereby assigns to the Company any of his right, title and interest in and to all worldwide intellectual property rights, including but without limitation, all worldwide copyrights, trade secrets, patent rights and trademark rights, in and to all of the Developments, and agrees to cooperate fully with the Company, both during and after the Employment Period, with respect to the procurement, maintenance and enforcement of patents, copyrights and other intellectual property rights, throughout the world, with respect to the Developments. The Executive shall sign all papers, including, without limitation, patent applications, copyright applications, declarations, oaths and formal assignment documents, which the Company may deem necessary or appropriate to protect its rights and interests in any Development. The Executive hereby appoints any officer of the Company as the Executive’s attorney-in-fact to execute any such documents in the name and on behalf of the Executive in the event that the Executive fails to execute and deliver such documents within thirty (30) days after the Company’s request therefore.

     15. Enforceability of Restrictive Covenants. The Executive hereby acknowledges and agrees that the restrictions on his activities contained in Sections 9 through and including 14 are necessary for the reasonable protection of the Company and are a material inducement to the Company entering into this Agreement. The Executive further acknowledges that a breach or threatened breach of any such provisions would cause irreparable harm to the Company for which there is no adequate remedy at law. The Executive agrees that in the event of any breach or threatened breach of any provision contained in Sections 9 through and including 14 hereof, the Company shall have the right, in addition to any other rights or remedies it may have, (a) to a temporary, preliminary or permanent injunction or injunctions and temporary restraining order or orders to prevent breaches of such provisions and to specifically enforce the terms and provisions thereof without having to post bond or other security and without having to prove special damages or the inadequacy of the available remedies at law, and (b) to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by him as a result of any transaction constituting as breach of any of the provisions of Sections 9 through and including 14 hereof (the “Benefits”) and the Executive agrees to account for and pay over to the Company any such Benefits. The parties acknowledge that (a) the time, scope, geographic area and other provisions contained in Sections 9 through and including 14 are reasonable and necessary to protect the goodwill and business of the Company, (b) the customers of the Company may be serviced from any location and accordingly it is reasonable that the covenants set forth herein are not limited by narrow geographic area, and (c) the restrictions contained herein will not prevent the Executive from being employed or earning a livelihood. If any covenant contained in Sections 9 through and including 14 is held to be unenforceable by reason of the time, scope or geographic area covered thereby, such covenant shall be interpreted to extend to the maximum time, scope or geographic area for which it may be enforced as determined by a court making such determination, and such covenant shall only apply in its reduced form to the operation of such covenant in the particular jurisdiction in which such adjudication is made. In the event that the Company shall successfully bring any action, suit or proceeding against the Executive for the enforcement of Sections 11 or 12 of this Agreement, the calculation of the Non-Compete Period shall not include the period of time commencing with the filing of the action, suit or proceeding to enforce this Agreement through the date of the final judgment or final resolution (including all appeals, if any) of such action, suit or proceeding. The existence of any claim or cause of action by the Executive against the Company or any of its affiliates predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of any provision of Sections 9 through and including 14.
     16. Section 409A. To the extent that the Executive otherwise would be entitled to any payment (whether pursuant to this Agreement or otherwise) during the six months beginning on the Expiration Date that would be subject to the additional tax imposed under Section 409A of the Code (“Section 409A”), (x) the payment shall not be made to the Executive during such six month period and (y) the payment, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code shall be paid to the Executive on the earlier of the six-month anniversary of the Expiration Date or the Executive’s death or Disability. Similarly, to the extent that the Executive otherwise would be entitled to any benefit (other than a payment) during the six months beginning on the Expiration Date that would be subject to the Section 409A additional tax, the benefit shall be delayed and shall begin being provided (together, if applicable, with an adjustment to compensate the Executive for the delay) on the earlier of the six-month anniversary of the Expiration Date, or the Executive’s death or Disability.
     17. Conflict. The Executive hereby represents and warrants to the Company that the execution and delivery of this Agreement by him and the performance by him of his obligations hereunder, shall not constitute (with or without notice or lapse of time or both) a default, breach or violation of any understanding, contract or commitment, written or oral, express or implied, to which the Executive is a party or to which the Executive is or may be bound, including, without limitation, any understanding, contract or commitment with any present or former employer. The Executive hereby agrees to indemnify and hold the Company harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by the Company in connection with any default, breach or violation by the Executive of any such understanding, contract or commitment.
     18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that the Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company (which may be granted or withheld in the Company’s sole and absolute discretion).
     19. Entire Agreement. This Agreement, the Stock Option Plan and the Stock Option Agreements constitute the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.
     20. Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party against whom enforcement of any such amendment, supplement or modification is sought.
     21. Survival. The provisions of Sections 7 through and including 17, 22, 24, 28, 29 and 30 hereof shall survive the termination or expiration of this Agreement.
     22. Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given (a) upon delivery, if delivered by hand, (b) three days after the date of deposit in the mail, postage prepaid, if mailed by U.S. certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service, in each case, addressed as follows:

(a)	If to Executive, to: Alec Taylor 1010 East Brow Road Lookout Mountain, Tennessee 37350

with a copy (which shall not constitute notice) to:

Waller Lansden Dortch & Davis, LLP
Nashville City Center
511 Union Street, Suite 2700
Post Office Box 198966
Nashville, Tennessee 37219-8966
Attn: Alexander B. Buchanan, Esq.

(b)	If to the Company, to:

FGX International Inc.
500 George Washington Highway
Smithfield, Rhode Island 02917
Attention: Chief Financial Officer

If to FGX Holdings, to:

FGX International Holdings Limited
500 George Washington Highway
Smithfield, Rhode Island 02917
Attention: Chief Financial Officer

in each case, with a copy (which shall not constitute notice) to:

Greenberg Traurig P.A.
401 East Las Olas Blvd., Suite 2000
Fort Lauderdale, Florida 33301
Attn: Bruce I. March, Esq.
Any party may change the address to which notice shall be sent by giving notice of such change of address to the other parties in the manner provided above.
     23. Waivers. The failure or delay of any party to enforce any provision of this Agreement shall in no way affect the right of such party to enforce the same or any other provision of this Agreement. The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver by such party of any succeeding breach of such provision or a waiver by such party of a breach of any other provision. The granting of any consent or approval by any party in any one instance shall not be construed to waive or limit the need for such consent or approval in any other or subsequent instance.
     24. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Rhode Island applicable to contracts executed and to be wholly performed within such State. Each party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of a competent court in the State of Rhode Island for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts. Each party further agrees that any service of process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     25. Severability. If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced.
     26. Section Headings. Section headings are included in this Agreement for convenience of reference only, and shall in no way affect the meaning or interpretation of this Agreement.
     27. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     28. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks in the United States are or may elect to be closed, then the final day shall be deemed to be the next day which is not Saturday, Sunday or such holiday.
     29. Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the other party to the action or proceeding. For purposes of this Agreement, the “prevailing party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and “attorneys’ fees” shall include, without limitation, the actual attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal or other legal proceeding, including mediation and arbitration.
     30. Additional Representations, Warranties and Covenants. The Company and FGX Holdings represent and warrant that (a) this Agreement has been duly authorized, executed and delivered by the Company and FGX Holdings and constitutes a valid and binding obligation of the Company and FGX Holdings, and (b) the Options have been lawfully granted and entitle the Executive upon exercise thereof in accordance with their terms to purchase Ordinary Shares representing as of the date hereof five percent (5%) of the issued and outstanding Ordinary Shares on a fully diluted basis (which for purposes of this representation includes (i) all issued and outstanding Ordinary Shares, (ii) all Ordinary Shares issuable upon exercise of all outstanding options to purchase Ordinary Shares, and (iii) all options authorized for issuance under the Stock Option Plan which have not yet been issued (which together with the outstanding options referenced in clause (ii) of this sentence represent as of the date hereof ten percent (10%) of the issued and outstanding Ordinary Shares on a fully diluted basis). In the event that at any time during the Employment Period which precedes the consummation of an

IPO FGX Holdings shall propose to issue any Ordinary Shares to Berggruen Holdings and/or one or more affiliates of Berggruen Holdings in return for an additional cash investment in FGX Holdings, FGX Holdings shall provide Executive with ten days prior written notice of such proposed issuance (which notice shall set forth the number of Ordinary Shares proposed to be issued and the cash consideration proposed to be paid therefore) and the Executive shall have the right by delivery of written notice to FGX Holdings and Berggruen Holdings during such ten day period to purchase up to five percent (5%) of the number of Ordinary Shares proposed to be issued thereby at the same purchase price as is proposed to be paid by Berggruen Holdings; provided, however, that the Executive shall as a condition to the issuance of such Ordinary Shares enter into the Shareholders Agreement required to be entered into by him as a condition to the exercise of any Options under the terms of the Stock Option Plan and the Stock Option Agreements and all Ordinary Shares shall be subject to all of the terms and conditions set forth in such Shareholders Agreement. The parties agree that the Options granted to Executive and the anti-dilution provision hereof are a material inducement to Executive’s acceptance of employment with the Company. Any breach by the Company or FGX Holdings of any of its covenants with respect to the Options or with respect to the anti-dilution provisions hereof shall be deemed a breach of the representation and warranties of the Company hereunder entitling Executive to terminate this Agreement for Good Reason and entitling Executive to the payments on termination as contemplated by Section 7 hereof.
[signatures appear on following page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY: FGX International Inc.
By:	/s/ Brian J. Lagarto
Brian Lagarto, CFO

EXECUTIVE:
/s/ Alec Taylor
Alec Taylor

FGX HOLDINGS: FGX International Holdings Limited (solely with respect to Sections 3, 4(c), 24 and 30 of this Agreement)
By:	/s/ Brian J. Lagarto
Brian Lagarto, CFO

Exhibit A
Time-Based Option Agreement

Exhibit B
Event-Based Stock Option Agreement